Exhibit 4.3

THIS WARRANT (AND THE SECURITIES ISSUABLE HEREUNDER) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Warrant No.	Dated as of , 2010

NUTANIX, INC.

WARRANT TO PURCHASE SHARES OF CAPITAL STOCK

THIS CERTIFIES that, for value received, [                    ], its successors and permitted assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth in this instrument (the “Warrant”), to subscribe for and purchase from Nutanix, Inc., a Delaware corporation with principal offices at 2350 Mission College Blvd, Suite 215, Santa Clara, CA 95054 (the “Company”), that number of the fully paid and nonassessable Shares (as defined below) that can be purchased with [                    ] Dollars ($[            ]) (the “Aggregate Coverage Amount,” which amount represents 4% of the principal amount of that certain Convertible Promissory Note issued by the Company to the Holder as of the date hereof (the “Note”)) at the applicable Exercise Price set forth below, subject to the provisions and upon the terms and conditions hereinafter set forth, which Aggregate Coverage Amount shall increase automatically with respect to each full month occurring ninety (90) days after the date hereof by an amount equal to [                    ] Dollars ($[            ]), for as long as the Note remains outstanding (collectively, with the Aggregate Coverage Amount, the “Maximum Aggregate Coverage Amount”, provided that the Maximum Aggregate Coverage Amount shall not exceed [                    ] Dollars ($[            ]). For the purposes hereof, the shares of the Company’s capital stock (the “Shares”) that may be purchased upon exercise of this Warrant in the manner described in Section 1(a) below or the conversion of the value of this Warrant in the manner described in Section 1(b) below shall be at the Holder’s option, and the exercise price (the “Exercise Price”) per Share with respect to such exercise shall be as follows: (i) upon or at any time following a Financing Event or a Non-Qualifying Financing (each as defined in the Note), shares of the preferred stock that are issued by the Company to the investors participating in such Financing Event or Non-Qualifying Financing (“Financing Securities”), at an exercise price per Share equal to the Financing Price (as defined in the Note, and subject to adjustment as provided below); or (ii) in the event an Acquisition (as defined herein) takes place prior to a Financing Event or a Non-Qualifying Financing, immediately prior to such Acquisition, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price per Share equal to the lower of: (i) 80% of the amount of proceeds payable in respect of one share of Common Stock in the Acquisition (including, for purposes of such calculation, all outstanding options and warrants to purchase equity securities of the Company but specifically excluding this Warrant and all other like Warrants issued pursuant to the Blumberg Convertible Note Financing (as defined below)), assuming for such calculation that the aggregate amount of proceeds paid to the Company (or to the Company’s stockholders, as applicable) in the Acquisition was $10,000,000 and (ii) 80% of the amount of proceeds payable in respect of one share of Common Stock in the Acquisition (including, for purposes of such calculation, all outstanding options and warrants to purchase equity securities of the Company but specifically excluding this Warrant and all other like Warrants issued pursuant to the Blumberg Convertible Note Financing)) (the applicable Exercise Price for the Common Stock being referred to as the “Common Stock Exercise Price”). For purposes of this Warrant, “Blumberg Convertible Note Financing” means the convertible note loan financing led by Blumberg Capital II, L.P. pursuant to which the Company is to receive loans of up to One Million Five Hundred Thousand Dollars ($1,500,000).

1. Method of Exercise; Payment.

(a) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, from time to time on or after the date hereof and until 5:00 p.m. PDT on the date that is ten (10) years from the date of this Warrant (the “Expiration Date”) by: (i) the surrender of this Warrant (with the notice of exercise form (the “Notice of Exercise”) attached hereto as Exhibit A duly executed) at the principal office of the Company; and (ii) by the payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of the applicable type of Shares being purchased, which amount may be paid, at the election of the Holder, by (x) wire transfer or certified check payable to the order of the Company, (y) the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Exercise Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender or (z) a combination of the foregoing. The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 1(a) hereof, the Holder may elect, in whole or in part, from time to time, on or after the date hereof and until 5:00 p.m. PDT on the Expiration Date to convert and to receive a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with a Notice of Exercise pursuant to which the provisions of this Section 1(b) are elected, such notice to expressly indicate both the applicable type of Shares to be issued upon such conversion, the applicable Exercise Price per Share, and the portion (or whether all) of this Warrant, as measured by the Maximum Aggregate Coverage Amount, is to be applied to such conversion. In such event, the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B)
A

Where X = the number of the applicable type of Shares to be issued to the Holder.

Y = the number of the applicable type of Shares that the indicated portion of the Maximum Aggregate Coverage Amount of this Warrant could purchase at the applicable Exercise Price.

A = the fair market value of one Share, as applicable, determined pursuant to Section 1(c) below.

B = the applicable Exercise Price per Share (as adjusted to the date of such calculation) for the applicable type of Shares.

If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by net issue election pursuant to this Section 1(b) for the applicable type of Shares and based upon an applicable deemed Exercise Price per Share as follows: (i) following a Financing Event or a Non-Qualifying Financing, for shares of the Financing Securities at the Financing Price; and (ii) for shares of Common Stock at the Common Stock Exercise Price.

(c) Fair Market Value. For purposes of this Section 1, the fair market value of the Shares shall mean:

(i) if the Shares are traded on a national securities exchange, the average of the closing price each day over the ten (10) trading day period prior to the surrender of this Warrant for exercise in accordance with the terms hereof;

(ii) if the Shares are actively traded over-the counter, the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) each day over the ten (10) trading day period prior to the surrender of this Warrant for exercise in accordance with the terms hereof; or

(iii) if at any time the Shares are not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, then as determined by the board of directors of the Company in good faith. The foregoing notwithstanding, if Holder advises the board of directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation, and the determination of such investment banking firm shall be binding upon the parties. If the parties cannot agree on an investment banking firm, each party shall choose one investment banking firm and the two firms so chosen shall choose a third investment banking firm, which third firm shall conduct the valuation. If the valuation of such investment banking firm is more than five percent (5%) greater than the value determined by the board of directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid one-half by Holder and one-half by the Company. Neither the board of directors nor the investment banking firm shall take into consideration any discounts in determining fair market value, including, without limitation, any discount for minority interest or lack of marketability.

(d) Stock Certificates. In the event of any exercise of the rights represented by this Warrant (whether pursuant to Section 1(a) or 1(b)), certificates for the Shares so purchased shall be delivered to the Holder and, unless this Warrant has been fully exercised, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof. In the event of a Financing Event or a Non-Qualifying Financing, in which the Company amends its Certificate of Incorporation in order to create authorized shares of the Financing Securities, the Company covenants that it shall take all corporate action (including the solicitation of any consents or other approvals from the Company’s Board of Directors and stockholders) to make available out of its authorized but unissued shares of Financing Securities (and, if applicable, its authorized but unissued shares of Common Stock, issuable upon conversion of the Financing Securities) solely for the purpose of issuing upon exercise or conversion of this Warrant as provided herein such number of shares of the Financing Securities (and, if applicable, shares of Common Stock issuable upon conversion of the Financing Securities) as shall then be issuable upon the exercise or conversion of this Warrant.

3. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefore shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding Shares or shall issue a stock dividend on its outstanding Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(b) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the Holder of this Warrant will thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company to which a holder of Shares would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect and the number of Shares issuable upon exercise of this Warrant) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

(c) Acquisitions. Upon the closing of any Acquisition, unless this Warrant has otherwise been purchased by the successor entity from the Holder, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly. As used herein, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company in which the holders of the Company’s voting securities before the transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(d) Notices. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant in accordance with this Section 3, then, and in each such case, the Company shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

(e) Anti-dilution Adjustments to Preferred Stock. The parties hereto acknowledge and agree that, for the avoidance of doubt, with respect to the Shares issuable upon the exercise of this Warrant, the Holder shall be entitled to the benefit of all adjustments to the conversion price of the applicable series of the Company’s preferred stock that may constitute the Shares as may be set forth in the Company’s Certificate of Incorporation that shall have occurred since the date of filing of such Certificate of Incorporation (the “Certificate Filing Date”). Upon the exercise or conversion of this Warrant, the conversion price of any preferred stock of the Company that may constitute the Shares shall be the applicable conversion price of such series of preferred stock as so adjusted since the Certificate Filing Date.

4. Fractional Shares. No fractional Shares will be issued in connection with any exercise or conversion of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

5. Rights of Stockholders. Nothing contained herein shall confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been issued.

6. Compliance with Securities Laws. By acceptance of this Warrant, the Holder acknowledges, represents and warrants to the Company that (a) it is acquiring this Warrant (and the Shares issuable upon exercise of this Warrant, and the securities issuable, directly or indirectly, upon conversion of the Shares, if any; collectively referred to as the “Securities”) for investment for such Holder’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part hereof; and Holder has not been organized for the purpose of acquiring any of the Securities (or if Holder was organized for the purpose of acquiring any of the Securities, all of its equity owners are accredited investors within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended); (b) Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect; and (c) Holder is a resident of, or has a principal place of business in, the State indicated in the space provided in the signature page hereof. Neither this Warrant nor any of the other Securities issuable upon exercise of this Warrant (and directly or indirectly, upon conversion of the Shares, if any) may be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. Subject to the provisions of this Section, this Warrant and all rights hereunder are transferable, in whole or in part, by Holder.

7. Representations, Warranties and Covenants of the Company.

(a) Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(i) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s Certificate of Incorporation or Bylaws, and do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and this Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, provided that Holder acknowledges that the Company has not yet created, designated or authorized any shares of Financing Securities for issuance by the Company as of the date hereof, and would be required to take certain corporate actions, as contemplated in the affirmative covenant under Section 2 above, in order to have authorized and available for issuance a sufficient number of shares of Financing Securities in order for the Holder to exercise and or convert this Warrant as contemplated herein.

(ii) No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency or other person is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the Securities Act of 1933, as amended and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its capital stock, whether in cash, property, stock or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its capital stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (i) at least twenty (20) days’ prior written notice of the date on which a record will be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of capital stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in this Section 7(b); or (ii) if no such record date will be established for the matter, at least twenty (20) days’ prior written notice of the date on which any reclassification, recapitalization, merger, consolidation, sale, lease, license, conveyance, liquidation, dissolution or winding up will take place (and specifying the date on which the holders of capital stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

(c) Reservation of Shares. The Company covenants and agrees that it will at all times reserve and set apart and have, free from preemptive rights, a sufficient number of shares of authorized but unissued capital stock of the Company to provide for the issuance of the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) upon the exercise or conversion of this Warrant, provided that the foregoing obligation shall only apply to any shares of Financing Securities upon and after the closing of a Financing Event or a Non-Qualifying Financing.

8. Registration Rights and Other Rights. In the event the Holder exercises or converts this Warrant, the Holder shall have, with respect to all Shares issuable upon exercise or conversion of this Warrant (including securities issuable, directly or indirectly, upon the conversion thereof) the same registration rights, information rights, inspection rights, rights of first offer, rights of first refusal, co-sale rights and other rights conferred upon holders of the Financing Securities issued in the Financing Event or the Non-Qualifying Financing, as the case may be, on a pari passu basis with such Financing Securities.

9. Miscellaneous.

(a) This Warrant shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

(b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(c) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company or the Holder.

(d) This Warrant, the Convertible Note and Warrant Purchase Agreement dated as of December 21, 2009, among the Company and the Investors parties thereto, as may be amended from time to time (the “Purchase Agreement”), and the Notes (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(e) The Company shall not, by amendment of its certificate of incorporation or through any other means, directly or indirectly (including but not limited to entering into any agreement with respect to its securities which is inconsistent with the rights granted to the Holder of this Warrant or otherwise conflicts with the provisions hereof), avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(f) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company, at its expense, will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(g) This Warrant is one of a series of warrants (the “Series Warrants”) for the purchase of shares of capital stock of the Company issued by the Company in connection with the Purchase Agreement.

(h) No term of this Warrant, or any provision hereof, may be amended or waived, except by the written consent of the holders of then outstanding Series Warrants representing at least a majority of the Maximum Aggregate Coverage Amount collectively represented by all of the then outstanding Series Warrants (the “Requisite Holders”) and the Company. Notwithstanding the foregoing, no amendment or waiver of any term of this Warrant shall be effective unless such amendment and waiver shall apply in an equal and ratable manner to all of the Series Warrants.

(i) The representations, warranties and covenants contained in this Warrant shall survive the exercise or conversion of this Warrant, shall apply to the Shares issued upon exercise or conversion of this Warrant, and shall continue for as long as Holder owns any Shares (or any securities into which the Shares are convertible).

(j) This Warrant may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and the Holder has executed this Warrant as of the day and year first set forth above.

COMPANY:

NUTANIX, INC.

By:
Name:
Title:

HOLDER:

Address:

EXHIBIT A

NOTICE OF EXERCISE

TO:	Nutanix, Inc.
Attention: Chief Executive Officer

The undersigned holder of that certain Warrant to Purchase Shares of Capital Stock (the “Warrant”) of Nutanix, Inc. (the “Company”) dated                  , 200    , hereby elects to acquire the indicated shares of the Company’s capital stock (the “Shares”) under either Section 1(a) or Section 1(b) of the Warrant, as indicated below:

1(a). The undersigned hereby elects to exercise the Warrant under Section 1(a) to purchase                      (please leave blank if you choose alternative No. 1(b) below) shares of [Series      Preferred Stock] [Common Stock] (please cross out the inapplicable class of capital stock) pursuant to the terms of the Warrant, and tenders herewith payment of the purchase price of such Shares in full at the Exercise Price per Share equal to $            .

1(b). In lieu of exercising the Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 1(b) of the Warrant by converting $             of the Maximum Aggregate Coverage Amount set forth on the first page of such Warrant to receive              (leave blank if you choose Alternative No. 1(a) above) shares of [Series      Preferred Stock] [Common Stock] (please cross out the inapplicable class of capital stock) pursuant to the terms of the Warrant. (Initial here if the undersigned elects this alternative).            .

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

The undersigned acknowledges, represents and warrants to the Company that (a) it is acquiring the Shares (and the other securities issuable, directly or indirectly, if any, upon the conversion of the Shares) for investment for the undersigned’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part hereof; and the undersigned has not been organized for the purpose of acquiring the Shares or such other securities issuable hereunder; (b) it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, as presently in effect; and (c) it is a resident of, or has a principal place of business in, the State at the address set forth below:

(Name)

(Address)

By:
Name:
Title:
Date: